Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2025 Second Quarter Results

Second Quarter Sales Volume Increased 7.1% with Volume Growth Across all Distribution Channels.

Elgin, IL, January 29, 2025 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2025 second quarter ended December 26, 2024.

Second Quarter Summary

•
Net sales increased $9.8 million, or 3.4%, to $301.1 million
•
Sales volume increased 6.4 million pounds, or 7.1%, to 96.3 million pounds
•
Gross profit decreased 9.8% to $52.3 million
•
Diluted EPS decreased 29.3% to $1.16 per share

CEO Commentary

“We are pleased to report our largest quarterly sales volume and highest quarterly net sales in our company’s history in the second quarter. This achievement was driven by the second consecutive quarter of sales volume increases across all three of our distribution channels as we execute on our Long-Range Plan. Additionally, our bars sales volume increased by approximately 28% over the prior year quarter. We remain encouraged by the sales volume growth across our company and are focused on enhancing profitability through operational efficiencies and optimized pricing strategies” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

Second Quarter Results

Net Sales

Net sales for the second quarter of fiscal 2025 increased $9.8 million, or 3.4%, to $301.1 million. This increase is attributed to a 7.1% increase in sales volume (pounds sold to customers) that was partially offset by a 3.4% decrease in the weighted average sales price per pound. The decrease in the weighted average selling price primarily resulted from higher sales volume of lower priced bars, granola and private brand recipe nuts (pecans and walnuts). Additionally, strategic pricing decisions and competitive pricing pressures contributed to the overall decrease in weighted average selling prices and contributed to increased sales volume.

Sales Volume

Consumer Distribution Channel + 2.9%

•
Private Brand + 4.0%

The sales volume increase was driven by a 27.6% growth in bars volume due to a mass merchandising retailer returning to normalized inventory levels. In addition, sales volume increases in pecans, walnuts and snack and trail mix, mainly due to new distribution, contributed to the increase, which was partially offset by a sales volume decrease due to soft consumer demand, as well as downsized pack sizes and the discontinuation of peanut butter, all at the same mass merchandising retailer. Furthermore, this volume increase was partially offset by soft consumer demand and decreased seasonal nut and trail mix volume at another mass merchandising retailer.

•
Branded* + 3.4%

The sales volume increase was primarily attributable to a 3.8% increase in the sales volume of Fisher recipe nuts, mainly due to increased merchandising activity at several customers. Additionally, sales volume of Southern Style Nuts increased 11.8% driven by a return to normalized inventory levels and increased sales velocity at a club store customer.

Commercial Ingredients Distribution Channel + 1.4%

The sales volume increase was primarily driven by higher sales of peanut crushing stock to peanut oil processors and distribution to a new food service customer, partially offset by lost business to another customer.

Contract Manufacturing Distribution Channel + 55.6%

The sales volume increase was driven by increased granola volume processed in our Lakeville facility. This increase was partially offset by reduced peanut and cashews sales volume to a major customer due to soft consumer demand.

Gross Profit

Gross profit decreased by $5.7 million to $52.3 million mainly due to lower selling prices caused by competitive pricing pressures and strategic pricing decisions as well as higher commodity acquisition costs for most tree nuts. This decrease was partially offset by the improved profitability of bars as compared to the corresponding quarter in the prior year, in which we acquired certain snack bar assets located at Lakeville, Minnesota (the “Lakeville Acquisition”). Gross profit margin decreased to 17.4% of net sales from 19.9% in the comparable quarter of the previous year due to the reasons noted above.

Operating Expenses, net

Total operating expenses increased $2.5 million in the quarterly comparison mainly due to a one-time $2.2 million bargain purchase gain associated with the Lakeville Acquisition, which did not recur in the current quarter. Additionally, increases in freight, rent and compensation expenses contributed to the increase, which were significantly offset by decreases in incentive compensation expense and consulting and marketing expense. Total operating expenses, as a percentage of net sales, increased to 10.9% from 10.4% in the prior comparable quarter due to the reasons noted above, which was partially offset by a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current second quarter increased $8.5 million, or 4.3%. The increase was mainly due to higher commodity acquisition costs for almost all major tree nuts and chocolate as well as higher on hand quantities of almonds and cashews. These increases were partially offset by decreased bars related inventory. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 33.7% year over year, mainly due higher commodity acquisition costs for almost all major tree nuts.

________________________

* Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Six Month Results

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Net sales increased 9.9% to $577.3 million. Excluding the fiscal 2025 first quarter impact of the Lakeville Acquisition, which was completed on September 29, 2023 (the first day of our second fiscal quarter of fiscal 2024), net sales increased 2.2% to $536.8 million. The increase in net sales was primarily attributable to a 4.1% increase in sales volume, which was partially offset by a 1.9% decrease in weighted average selling price per pound.
•
Sales volume increased 14.9%. Sales volume increased in all three distribution channels resulting mainly from the impact of the Lakeville Acquisition.
•
Gross profit margin decreased 4.8% to 17.1% of net sales. The decrease was mainly attributable to lower selling prices due to competitive pricing pressures and strategic pricing decisions, as well as increased commodity acquisition costs for almost all major nut commodities. This was partially offset by the improved profitability of bars.
•
Operating expenses were relatively unchanged at $62.4 million compared to $62.8 million in the prior year to date period.
•
Diluted EPS decreased 31.4%, or $0.99 per diluted share, to $2.16.

In closing, Mr. Sanfilippo commented, “As we look ahead to the second half of fiscal 2025, we plan to complete the consolidation of our Elgin and Lakeville distribution operations into our new location in Huntley, Illinois. Additionally, we will continue to execute on our plan to add manufacturing equipment with the goal of increasing our production capabilities and increasing efficiency. This is an exciting time for our company as we execute on our future growth strategies. We are committed to creating long-term shareholder value through these strategic initiatives and continued operational excellence. I want to extend my heartfelt thanks to all our employees for their hard work and dedication, which have been instrumental in achieving these milestones.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, January 30, 2025, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link:

https://register.vevent.com/register/BI9570d6572fdf44bd8a9e9eeda859df93. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut category generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Twenty-Six Weeks Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Net sales	$301,067	$291,222	$577,263	$525,327
Cost of sales	248,816	233,283	478,468	410,366
Gross profit	52,251	57,939	98,795	114,961
Operating expenses:
Selling expenses	22,620	21,001	42,459	42,993
Administrative expenses	10,262	11,563	19,960	22,016
Bargain purchase gain, net	—	(2,226)	—	(2,226)
Total operating expenses	32,882	30,338	62,419	62,783
Income from operations	19,369	27,601	36,376	52,178
Other expense:
Interest expense	772	1,055	1,288	1,282
Rental and miscellaneous expense, net	347	260	758	616
Pension expense (excluding service costs)	361	350	722	700
Total other expense, net	1,480	1,665	2,768	2,598
Income before income taxes	17,889	25,936	33,608	49,580
Income tax expense	4,294	6,765	8,354	12,821
Net income	$13,595	$19,171	$25,254	$36,759
Basic earnings per common share	$1.17	$1.65	$2.17	$3.17
Diluted earnings per common share	$1.16	$1.64	$2.16	$3.15
Weighted average shares outstanding
— Basic	11,647,791	11,611,409	11,640,598	11,603,185
— Diluted	11,710,091	11,667,555	11,713,727	11,671,149

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 26, 2024	June 27, 2024	December 28, 2023
ASSETS
CURRENT ASSETS:
Cash	$336	$484	$1,975
Accounts receivable, net	81,200	84,960	77,416
Inventories	205,842	196,563	197,335
Prepaid expenses and other current assets	19,320	12,078	13,040
	306,698	294,085	289,766

PROPERTIES, NET:	174,129	165,094	161,743

OTHER LONG-TERM ASSETS:
Intangibles, net	16,807	17,572	18,334
Deferred income taxes	3,900	3,130	562
Operating lease right-of-use assets	29,019	27,404	6,867
Other assets	14,700	8,290	7,187
	64,426	56,396	32,950
TOTAL ASSETS	$545,253	$515,575	$484,459

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$49,753	$20,420	$32,052
Current maturities of long-term debt	834	737	704
Accounts payable	64,585	53,436	62,955
Bank overdraft	1,953	545	1,500
Accrued expenses	32,937	50,802	31,080
	150,062	125,940	128,291

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	5,969	6,365	6,742
Retirement plan	26,773	26,154	27,338
Long-term operating lease liabilities	25,754	24,877	5,141
Other	11,064	9,626	9,710
	69,560	67,022	48,931

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	91	91
Capital in excess of par value	137,858	135,691	133,432
Retained earnings	187,815	186,965	175,096
Accumulated other comprehensive income (loss)	1,044	1,044	(204)
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	325,631	322,613	307,237
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$545,253	$515,575	$484,459